EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

                                                      For the
                                                 Nine months ended                       For the twelve months ended
                                               ---------------------    ------------------------------------------------------------
                                                  2002        2001         2001         2000         1999         1998        1997
Earnings ..................................... $ 101,910   $(189,431)   $(160,482)   $ 142,307    $  94,755    $ 266,306   $ 271,078
Add:
Income taxes .................................     3,929     (40,585)     (69,307)     (43,738)     (43,784)      10,746      17,646
Fixed charges:
Interest expense .............................     9,693       9,694       13,044       13,029       12,903        1,051         -
One third of rental payments .................     3,331       2,800        3,751        3,070        2,800        1,900         830

Earnings before income taxes and fixed
charges ...................................... $ 118,863   $(217,522)   $(212,994)   $ 114,668    $  66,674    $ 280,003   $ 289,554
                                               =========   =========    =========    =========    =========    =========   =========

Fixed charges:
Interest expense .............................     9,693       9,694       13,044       13,029       12,903        1,051         -
One third of rental payments .................     3,331       2,800        3,751        3,070        2,800        1,900         830

Total fixed charges ..........................    13,024      12,494       16,795       16,099       15,703        2,951         830

Preference share dividends* ..................    15,000      15,000       20,000       20,000       20,000       20,000       9,555

Distributions related to Trust Preferred
and Mandatorily Redeemable Preferred
Securities, net of applicable taxes ..........    16,298         -          2,311          -            -            -           -

Total fixed charges .......................... $  44,322   $  27,494    $  39,106    $  36,099    $  35,703    $  22,951   $  10,385
                                               =========   =========    =========    =========    =========    =========   =========

Ratio of earnings to fixed charges ...........      9.13      NM (1)       NM (1)         7.12         4.25        94.88      348.86
                                               =========   =========    =========    =========    =========    =========   =========

Deficiency of earnings to fixed charges (2) ..             $   230.0    $   229.8
                                                           =========    =========
Ratio of earnings to combined fixed
charges and preference share dividends .......      2.68      NM (1)       NM (1)         3.18         1.87        12.20       27.88
                                               =========   =========    =========    =========    =========    =========   =========

Deficiency of earnings to combined fixed
charges and preference share dividends (2) ...             $   245.0    $   252.1
                                                           =========    =========

* Dividends have not been tax effected because they are presumed to be paid out of a Bermuda entity whose tax rate is zero.

(1) NM: Not meaningful. The ratios for the 2001 periods above are not meaningful due to the net loss which PartnerRe reported for the nine month and twelve month periods in 2001, which included losses related to the terrorist attacks of September 11, 2001.

(2) Represents additional earnings that would be necessary to result in a one-to-one coverage ratio. Expressed in millions of U.S. dollars.